EXHIBIT 99.1

Parker Drilling Reports 2018 Second Quarter Results
HOUSTON, August 1, 2018 - Parker Drilling Company (NYSE: PKD) today announced results for the second quarter ended June 30, 2018, including a reported net loss of $23.8 million on revenues of $118.6 million. This equates to a loss of $2.56 per common share taking into account the 1-for-15 reverse stock split effective July 27, 2018, or a loss of $0.17 per common share on a pre-split basis.
Second quarter Adjusted EBITDA was $18.7 million.
Gary Rich, the Company's Chairman, President and CEO, stated, "Our second quarter results improved noticeably from the prior quarter, driven primarily by increased activity in our Rental Tools Services business. During the second quarter, our U.S. Rental Tools segment grew at a higher rate than the U.S. rig count, and we are very pleased with the contributions this segment continues to provide. Additionally, our International Rentals segment posted improved revenues and margins as we continue to see stronger demand for tubular running services in many of our markets.
“In our Drilling Services business, our U.S. (Lower 48) Drilling segment results also improved in the second quarter driven by higher utilization. The International and Alaska Drilling segment reactivated two rigs during the quarter, one in the Kurdistan Region of Iraq and the other in Kazakhstan, and we are actively participating in numerous tenders. While we are pleased to see improved equipment utilization and tendering activity across our Drilling Services business, pricing remains soft given high capacity available in the market.”
Mr. Rich added, “We continue to be judicious with respect to capital spending, prioritizing opportunities with strong rates of return and quick payback periods. Also, to increase our financial flexibility, we are carefully evaluating options to enhance our capital structure in light of upcoming debt maturities.”
Second Quarter Review
Parker Drilling’s revenues for the 2018 second quarter, compared with the 2018 first quarter, increased 8.1 percent to $118.6 million from $109.7 million. Operating gross margin excluding depreciation and amortization expense (gross margin) increased 49.2 percent to $27.0 million from $18.1 million and gross margin as a percentage of revenues was 22.8 percent, compared with 16.5 percent for the 2018 first quarter.
Drilling Services
For the Company’s Drilling Services business, which is comprised of the U.S. (Lower 48) Drilling and International & Alaska Drilling segments, second quarter revenues decreased 1.6 percent to $56.6 million from $57.5 million for the 2018 first quarter. Gross margin increased 80.0 percent to $3.6 million from $2.0 million, and gross margin as a percentage of revenues was 6.4 percent, compared with 3.5 percent for the prior period. Contracted backlog was approximately $215.5 million at the end of the second quarter, compared to $246.0 million at the end of the first quarter.
U.S. (Lower 48) Drilling
U.S. (Lower 48) Drilling segment revenues increased 135.7 percent to $3.3 million from $1.4 million for the 2018 first quarter. Gross margin increased 48.1 percent to a $1.4 million loss, compared to the gross margin loss of $2.7 million in the first quarter. Improvements in revenues and gross margin were primarily due to increased utilization in the second quarter.
International & Alaska Drilling
International & Alaska Drilling segment revenues decreased 5.0 percent to $53.3 million from $56.1 million for the 2018 first quarter. However, gross margin increased 6.4 percent to $5.0 million from first quarter gross margin of $4.7 million. The decrease in revenues was primarily due to lower reimbursable revenues from our operations in Sakhalin Island, Russia. Excluding reimbursables, which have a minimal impact on margins, segment revenues were down 2.6 percent from the first quarter. Gross margin was positively impacted by lower operating expenses on Sakhalin, partially offset by higher operating expense in Kurdistan associated with a rig reactivation.

Rental Tools Services
For the Company’s Rental Tools Services business, which is comprised of the U.S. Rental Tools and International Rental Tools segments, second quarter revenues increased 18.8 percent to $62.0 million from $52.2 million for the first quarter. Gross margin increased 44.4 percent to $23.4 million from $16.2 million, and gross margin as a percentage of revenues was 37.7 percent compared with 31.0 percent for the prior period.
U.S. Rental Tools
U.S. Rental Tools segment revenues increased 21.3 percent to $42.1 million, from $34.7 million for the 2018 first quarter. Gross margin increased 44.3 percent to $22.8 million from $15.8 million for the 2018 first quarter. The increase in revenues was primarily due to strong activity and volume in U.S. land. Gross margin increased as a result of incremental revenues, combined with lower operating costs.
International Rental Tools
International Rental Tools segment revenues increased 13.7 percent to $19.9 million from $17.5 million for the prior quarter. Gross margin increased 50.0 percent to $0.6 million from $0.4 million for the 2018 first quarter. Revenue and gross margin improvements resulted predominately from the continued demand for our tubular running services.
Consolidated
General and Administrative expenses were $8.3 million for the 2018 second quarter, up from $6.2 million for the 2018 first quarter. The increase was largely due to professional fees related to ongoing capital structure analysis during the quarter. Total liquidity at the end of the quarter was $167.0 million, consisting of $114.5 million in cash and cash equivalents and $52.5 million available under our revolving credit facility.
Capital expenditures in the second quarter were $23.6 million. Year to date through June 30, 2018, capital expenditures were $32.5 million, with 97.3 percent dedicated to our Rental Tools Services business.
Conference Call
Parker Drilling has scheduled a conference call for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Thursday, August 2, 2018, to review second quarter results. The call will be available by telephone by dialing (+1) (412) 902-0003 and asking for the Parker Drilling Second Quarter Conference Call. The call can also be accessed through the Investor Relations section of the Company's website. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone through August 9, 2018 at (+1) (201) 612-7415, conference ID 13681009#.
Cautionary Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about our evaluation of options to enhance our capital structure in light of upcoming debt maturities, anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company’s financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-

looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select U.S. and international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
Contact: Nick Henley, Director, Investor Relations, (+1) (281) 406-2082, nick.henley@parkerdrilling.com.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in Thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,459	$141,549
Accounts and notes receivable, net of allowance for bad debt	122,673	122,511
Rig materials and supplies	31,921	31,415
Other current assets	23,640	22,361
Total current assets	292,693	317,836
Property, plant and equipment, net of accumulated depreciation	602,069	625,771
Deferred income taxes	2,161	1,284
Other assets	40,296	45,388
Total assets	$937,219	$990,279

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$106,254	$103,676
Total current liabilities	106,254	103,676
Long-term debt, net of unamortized debt issuance costs	578,840	577,971
Other long-term liabilities	10,335	12,433
Long-term deferred tax liability	60	78
Total stockholders' equity	241,730	296,121
Total liabilities and stockholders' equity	$937,219	$990,279

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
			Three Months Ended March 31,
	Three Months Ended June 30,
	2018	2017	2018
Revenues	$118,603	$109,607	$109,675
Expenses:
Operating expenses	91,634	89,641	91,534
Depreciation and amortization	27,136	30,982	28,549
	118,770	120,623	120,083
Total operating gross margin (loss)	(167)	(11,016)	(10,408)
General and administrative expense	(8,288)	(6,503)	(6,201)
Gain (loss) on disposition of assets, net	(478)	(113)	343
Total operating income (loss)	(8,933)	(17,632)	(16,266)
Other income (expense):
Interest expense	(11,197)	(11,095)	(11,240)
Interest income	30	22	23
Other	(1,191)	560	291
Total other income (expense)	(12,358)	(10,513)	(10,926)
Income (loss) before income taxes	(21,291)	(28,145)	(27,192)
Income tax expense (benefit)	1,586	1,743	1,604
Net income (loss)	(22,877)	(29,888)	(28,796)
Less: Convertible preferred stock dividend	907	1,239	906
Net income (loss) available to common stockholders	$(23,784)	$(31,127)	$(29,702)
Basic earnings (loss) per common share: (1)	$(2.56)	$(3.39)	$(3.21)
Diluted earnings (loss) per common share: (1)	$(2.56)	$(3.39)	$(3.21)
Number of common shares used in computing earnings per share:
Basic (1)	9,292,224	9,188,888	9,251,066
Diluted (1)	9,292,224	9,188,888	9,251,066

(1)	The Company’s 1-for-15 reverse stock split was effective when markets opened on July 27, 2018. All share and per share data have been retroactively restated for all periods presented.

PARKER DRILLING COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Revenues	$228,278	$207,878
Expenses:
Operating expenses	183,168	175,455
Depreciation and amortization	55,685	63,184
	238,853	238,639
Total operating gross margin (loss)	(10,575)	(30,761)
General and administrative expense	(14,489)	(13,543)
Gain (loss) on disposition of assets, net	(135)	(465)
Total operating income (loss)	(25,199)	(44,769)
Other income (expense):
Interest expense	(22,437)	(21,965)
Interest income	53	32
Other	(900)	1,090
Total other income (expense)	(23,284)	(20,843)
Income (loss) before income taxes	(48,483)	(65,612)
Income tax expense (benefit)	3,190	4,085
Net income (loss)	(51,673)	(69,697)
Less: Convertible preferred stock dividend	1,813	1,239
Net income (loss) available to common stockholders	$(53,486)	$(70,936)
Basic earnings (loss) per common share: (1)	$(5.77)	$(7.94)
Diluted earnings (loss) per common share: (1)	$(5.77)	$(7.94)
Number of common shares used in computing earnings per share:
Basic (1)	9,271,759	8,933,945
Diluted (1)	9,271,759	8,933,945

(1)	The Company’s 1-for-15 reverse stock split was effective when markets opened on July 27, 2018. All share and per share data have been retroactively restated for all periods presented.

PARKER DRILLING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2018	2017	2018
Revenues:
Drilling Services:
U.S. (Lower 48) Drilling	$3,283	$5,042	$1,354
International and Alaska Drilling	53,302	60,669	56,096
Total Drilling Services	56,585	65,711	57,450
Rental Tools Services:
U.S. Rental Tools	$42,083	$29,704	$34,748
International Rental Tools	19,935	14,192	17,477
Total Rental Tools Services	62,018	43,896	52,225
Total revenues	$118,603	$109,607	$109,675

Operating expenses:
Drilling Services:
U.S. (Lower 48) Drilling	$4,686	$6,067	$4,053
International and Alaska Drilling	48,278	51,404	51,426
Total Drilling Services	52,964	57,471	55,479
Rental Tools Services:
U.S. Rental Tools	$19,326	$15,973	$18,938
International Rental Tools	19,344	16,197	17,117
Total Rental Tools Services	38,670	32,170	36,055
Total operating expenses	$91,634	$89,641	$91,534

Operating gross margin (loss), excluding depreciation and amortization:
Drilling Services:
U.S. (Lower 48) Drilling	$(1,403)	$(1,025)	$(2,699)
International and Alaska Drilling	5,024	9,265	4,670
Total Drilling Services	3,621	8,240	1,971
Rental Tools Services:
U.S. Rental Tools	$22,757	$13,731	$15,810
International Rental Tools	591	(2,005)	360
Total Rental Tools Services	23,348	11,726	16,170
Total Operating gross margin (loss), excluding depreciation and amortization	$26,969	$19,966	$18,141
Depreciation and amortization	(27,136)	(30,982)	(28,549)
Total operating gross margin	(167)	(11,016)	(10,408)

PARKER DRILLING COMPANY AND SUBSIDIARIES
ADJUSTED EBITDA (1)
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Net income (loss) available to common stockholders	$(23,784)	$(29,702)	$(29,599)	$(21,217)	$(31,127)
Interest expense	11,197	11,240	11,194	11,067	11,095
Income tax expense (benefit)	1,586	1,604	3,036	1,919	1,743
Depreciation and amortization	27,136	28,549	29,122	30,067	30,982
Convertible preferred stock dividend	907	906	906	906	1,239
EBITDA	17,042	12,597	14,659	22,742	13,932

Adjustments:
Interest income and other	1,161	(314)	242	510	(582)
(Gain) loss on disposition of assets, net	478	(343)	2,483	(97)	113
Provision for reduction in carrying value of certain assets	—	—	1,938	—	—
Special items (2)	—	—	3,033	—	—

Adjusted EBITDA	$18,681	$11,940	$22,355	$23,155	$13,463

(1)
We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), remeasurement of foreign currency transactions, tax consequences, impairment and other special items. Special items include items impacting operating expenses that management believes detract from an understanding of normal operating performance. Management uses Adjusted EBITDA as a supplemental measure to review current period operating performance and period to period comparisons. Our Adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP), and should not be considered in isolation or as an alternative to operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

(2)
For the three months ended December 31, 2017, special items include a $3.0 million write-off of inventory associated with select international drilling assets. This item is recorded in operating expenses in the Consolidated Statement Of Operations.

PARKER DRILLING COMPANY AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(Dollars in Thousands, except Per Share)
(Unaudited)
	Three Months Ended
	June 30,		March 31,
	2018	2017	2018
Net income (loss) available to common stockholders	$(23,784)	$(31,127)	$(29,702)
Diluted earnings (loss) per common share (2)	$(2.56)	$(3.39)	$(3.21)

Adjustments:
(Gain) loss on disposition of assets, net	$—	$—	$—
Provision for reduction in carrying value of certain assets	—	—	—
Write-off inventory	—	—	—
Net adjustments	—	—	—

Adjusted net income (loss) available to common stockholders(1)	$(23,784)	$(31,127)	$(29,702)
Adjusted diluted earnings (loss) per common share (1)	$(2.56)	$(3.39)	$(3.21)

(1)
We believe Adjusted net income (loss) available to common stockholders and Adjusted diluted earnings (loss) per common share are useful financial measures for investors to assess and understand operating performance for period to period comparisons. Management views the adjustments to Net income (loss) available to common stockholders and Diluted earnings (loss) per common share to be items outside of the Company’s normal operating results. Adjusted net income (loss) available to common stockholders and Adjusted diluted earnings (loss) per common share are not measures of financial performance under GAAP, and should not be considered in isolation or as an alternative to Net income (loss) available to common stockholders or Diluted earnings (loss) per common share.

(2)	The Company’s 1-for-15 reverse stock split was effective when markets opened on July 27, 2018. All share and per share data have been retroactively restated for all periods presented.